Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

January 16, 2026

Strive, Inc.

200 Crescent Court, Suite 1400

Dallas, Texas 75201

To the addressee set forth above:

We have acted as local Nevada counsel to Strive, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 21,115,001 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), issuable in connection with the conversion of options to purchase shares of common stock, par value $0.001 per share, in Semler Scientific, Inc., a Delaware corporation (“Semler”), originally granted under the Semler Scientific, Inc. 2014 Stock Incentive Plan (the “2014 Plan”) or the Semler Scientific, Inc. 2024 Stock Option and Incentive Plan (together with the 2014 Plan, the “Plans”), into options to purchase shares of Common Stock, pursuant to that certain Agreement and Plan of Merger, dated as of September 22, 2025, as amended by that certain letter agreement, dated as of December 3, 2025, each by and among the Company, Semler and Strive Merger Sub, Inc., a Delaware corporation (as so amended, the “Merger Agreement”, and the Plans, as amended by the Merger Agreement, are hereinafter referred to as the “Amended Plans”).  This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and registration of the Shares as contemplated by the Amended Plans and as described in the Registration Statement.  For purposes of this opinion letter, and except to the extent set forth in the opinion expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner contemplated by the Amended Plans, and as presently proposed in the Registration Statement.

For the purpose of issuing this opinion letter, (a) we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Amended Plans, (iv) the Company’s articles of incorporation and bylaws, each as amended to date, and (v) such other agreements, instruments, corporate records (including resolutions of the board of directors and any committee thereof and of the stockholders of the Company) and other documents, as we have deemed necessary or appropriate, and (b) we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.

Strive, Inc.

January 16, 2026

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that:  (i) the statements of fact and all representations and warranties set forth in the documents we have reviewed are, or at all relevant times will be, true and correct as to factual matters; (ii) each natural person executing a document at all relevant times had or will have sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; (v) the obligations of each party set forth the Merger Agreement and the Amended Plans are such party’s valid and binding obligations, enforceable against such party in accordance with their respective terms; (vi) Semler validly adopted, authorized and approved the Plans, the issuance of all Company Options (as defined in the Merger Agreement) thereunder, and the reservation and issuance of all shares of its common stock underlying the Company Options; (vii) at Closing (as defined in the Merger Agreement), the Company assumed the obligations of Semler under the Plans and the Company Options were converted into Converted Options (as defined in the Merger Agreement); and (viii) after any issuance of Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement, or otherwise (including pursuant to the Merger Agreement and under the Amended Plans), will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada.  The opinion set forth herein is expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction.  We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, if, when and to the extent issued in accordance with all applicable terms and conditions set forth in the relevant Amended Plan, including in exchange for the consideration required thereunder, and as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

Strive, Inc.

January 16, 2026

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP